Exhibit 99.3

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

7 November 2011

EVRAZ plc (“New Evraz” or the “Company”) and Evraz Group S.A. (“Existing Evraz”)

Recommended share exchange offer by New Evraz to acquire up to 100% of the issued and outstanding share capital of Existing Evraz, to effect a re-domiciliation of Existing Evraz and its subsidiaries by the insertion of New Evraz as a new holding company (the “Group”)

Offer declared wholly unconditional

On 17 October 2011, the board of directors of each of Existing Evraz and New Evraz announced a recommended share exchange offer by New Evraz (the “Offer”) for the entire issued share capital of Existing Evraz (the “Existing Shares”), including those Existing Shares represented by GDRs (the “Existing GDRs” and, together with the Existing Shares, the “Existing Securities”) in exchange for newly issued ordinary shares in New Evraz (the “New Shares”). The full terms of the Offer were set out in the offer document published by New Evraz on 17 October 2011.

Level of Acceptances, Admission of New Shares and Offer wholly unconditional

New Evraz announces that valid acceptances have been received in respect of 145,917,653.67 Existing Shares (including Existing Shares represented by Existing GDRs) (representing approximately 98.01% per cent. of the Existing Shares) and that the Offer has therefore become unconditional as to acceptances.

New Evraz also announces that: (i) all conditions to the Offer have now been satisfied or, where permitted, waived, (ii) that 1,313,258,883 New Shares will, as of 8.00 am today, be admitted to trading on the premium segment on the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc’s main market for listed securities under the ticker “EVR”, and (iii) accordingly, the Offer is unconditional in all respects.

The Offer will remain open for acceptance until further notice and at least seven days’ notice will be given if New Evraz decides to close the Offer. Holders of Existing Securities who have not yet accepted the Offer are encouraged to do so without delay. Holders of Existing Securities who do so will receive their New Shares no later than three weeks after the date of their valid acceptance of the Offer.

Commenting on the Offer, Alexander Abramov, Non Executive Chairman of Existing Evraz and New Evraz, said:

“We are pleased to announce the successful outcome of the Offer, with existing security holder acceptance levels having exceeded that required by the acceptance condition. This result underlines the confidence of the capital markets in our strategy and means that our re-domiciliation in the UK and admission to the premium segment on the Official List of the UK Listing Authority can proceed, paving the way for FTSE UK Index series eligibility. We regard today’s announcement as a very important step in the development of the Group and our ongoing commitment to delivering outstanding returns for our shareholders.”

Acceptances and holdings

The number of acceptances received includes acceptances from Lanebrook Limited (“Lanebrook”), in respect of all the 103,975,315 Existing Shares and 10,594,581 Existing GDRs held by Lanebrook, which, taken together, represent approximately 72.25 per cent. of the issued and outstanding Existing Shares (excluding Existing shares held in treasury) and which were the only Existing Securities subject to an irrevocable undertaking to accept the Offer.

Settlement

Admission will become effective and unconditional dealings in the New Shares will commence on the London Stock Exchange on or about 8.00 am (London time) today, 7 November 2011. Additional New Shares will be issued after such time to holders of Existing Securities who have not yet validly accepted the Offer but who accept the Offer whilst it continues to remain open and, accordingly, admission of any such additional New Shares to trading may become effective and dealing in them may commence on one or more subsequent dates.

On Admission to trading, the New Shares will be registered with the international security identification number (“ISIN”) GB00B71N6K86 and Stock Exchange Daily Official List (“SEDOL”) number B71N6K8. The New Shares will trade on the London Stock Exchange’s main market for listed securities with the ticker “EVR”. With effect from the admission of the New Shares to trading, the ticker for global depositary receipts of Existing Evraz will change from “EVR” to “EVRZ”.

Acceptance of the Offer

Holders of Existing Securities who have not yet accepted and wish to accept the Offer should take action to accept the Offer as soon as possible. Details of the procedure for doing so are set out in the Offer Document published on 17 October 2011. Copies of the Offer Document and the prospectus relating to Admission are available to eligible persons on the Group’s website at www.evraz.com.

Termination of Deposit Agreement and De-listing of Existing GDRs

If sufficient acceptances under the Offer are received whilst the Offer remains open and/or sufficient Existing Shares (including those represented by the Existing GDRs) are otherwise acquired, the Group intends to terminate the existing deposit agreement relating to the Existing GDRs (the “Deposit Agreement”) in accordance with its terms and apply for the cancellation of the listing of the Existing GDRs on the Official List and for the cancellation of trading of the Existing GDRs on the London Stock Exchange in due course.

De-listing will reduce significantly the liquidity and marketability of any Existing GDRs in respect of which the Offer has not been accepted. If the Deposit Agreement is terminated, the depositary (the “Depositary”) will give notice to the holders of the Existing GDRs that cancellation of the facility will occur.

The measures and processes described above in connection with the termination of the Deposit Agreement may or may not be implemented, subject to applicable provisions of UK and/or Luxembourg law and regulation. Existing Evraz will make an announcement in due course in accordance with the terms of the Existing GDRs if such measures and processes are to be implemented.

FTSE

Following Admission, it is expected that New Evraz will be eligible for inclusion in the FTSE UK Index Series (including the FTSE 100 Index) with effect from December 2011.

Share Capital Information

Based on the number of shares in New Evraz issued in the Offer to date, the authorised, issued and fully paid ordinary share capital of New Evraz immediately following Admission will be as follows:

Class of shares	Number	Amount

Ordinary Shares of USD 2.00 each	1,313,258,883	USD 2,626,517,766

Interests of Directors

The table below sets out, as at Admission, the interests in the share capital of New Evraz that the Directors and members of Key Senior Management (as defined in the Prospectus) (all of which, unless otherwise stated, are beneficial or are interests of a person connected with a Director or a member of Key Senior Management) hold:

Name	No. of Ordinary Shares in the Company	Percentage of issued share capital as at today’s date
Directors
Mr. Alexander Abramov(1)	329,622,798	25.10%
Mr. Alexander Frolov(1)	164,811,399	12.55%
Mr. Eugene Shvidler(1)	46,825,407	3.57%
Key Senior Management
Mr. Leonid Kachur	2,819,433	0.215%
Mr. Pavel Tatyanin	341,508	0.026%
Mr. Giacomo Baizini	34,104	0.003%
Mr. Konstantin Lagutin	34,104	0.003%
Mr. Alexander Kuznetsov	24,360	0.002%

Note:

(1) Held indirectly including through Lanebrook and its affiliates. Lanebrook (including its affiliates) holds 1,005,061,575 New Shares representing approximately 76.53% of New Evraz’s issued share capital.

Significant Shareholders

Insofar as the Company is aware, the following persons will be interested in three per cent. or more of New Evraz’s issued ordinary share capital (in each case held indirectly, including via Lanebrook) at Admission:

Name	No. of Ordinary Shares in the Company	Percentage of issued share capital as at today’s date
Mr. Roman Abramovich	463,801,971	35.32%
Mr. Alexander Abramov	329,622,798	25.10%
Mr. Alexander Frolov	164,811,399	12.55%
Mr. Eugene Shvidler	46,825,407	3.57%

New Evraz’s significant shareholders do not have and will not have different voting rights attached to the shares in New Evraz that they hold to those held by other shareholders in New Evraz.

Enquiries:

Morgan Stanley & Co. International plc                                                                                                                         +44 (0) 207 425 8000
(Joint Sponsor to the Company)

Gergely Voros

Alastair Cochran

Doug Campbell

Credit Suisse Securities (Europe) Limited                                                                                                           +44 (0) 207 888 8888
(Joint Sponsor to the Company)

James Leigh-Pemberton

Anush Simonyan

Chris Byrne

EVRAZ plc and Evraz Group S.A. Investor Contact:

Alexander Boreyko
Director, Investor Relations
London: +44 207 832 8990	Moscow: +7 495 232 1370
ir@Evraz.com

EVRAZ plc and Evraz Group S.A. Media Contact:

Oleg Kuzmin
VP, Corporate Communications
London: +44 207 832 8990	Moscow:+7 495 937 6871
media@Evraz.com

The Group is a vertically integrated steel, mining and vanadium business with operations in the Russian Federation, Ukraine, USA, Canada, Czech Republic, Italy and South Africa. In 2010, the Group produced 16.3 million tonnes of crude steel and sold 15.5 million tonnes of steel rolled products. A significant portion of the Group’s internal consumption of iron ore and coking coal is covered by its mining operations. The Group’s consolidated revenues for the year ended 31

December 2010 were US$13,394 million and consolidated adjusted EBITDA amounted to US$2,350 million.

This press release is an advertisement and not a prospectus and investors should not subscribe for any shares or other securities referred to in this press release except on the basis of information in the Offer Document and the Prospectus, which are available to eligible persons on the Group’s website (www.evraz.com). This press release does not constitute or form part of any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, any shares or other securities of New Evraz or Existing Evraz, nor shall any part of it nor the fact of its distribution form part of or be relied on in connection with any contract or investment decision relating thereto, nor does it constitute a recommendation regarding the securities of New Evraz or Existing Evraz.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and/or the Group. You can identify forward-looking statements by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might”, the negative of such terms or other similar expressions. These statements are only predictions and actual events or results may differ materially. Neither New Evraz nor Existing Evraz intends to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in the projections or forward-looking statements, including, among others, general economic conditions, competitive environment, as well as many other risks specifically related to New Evraz, Existing Evraz, the Group and their operations.

The information contained herein does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any jurisdiction. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933 (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

These materials and information contained herein are not a public offer or advertisement of securities in Russia, and are not an offer, or an invitation to make offers, to purchase, sell, exchange or transfer any shares whether in the form of shares or global depositary receipts (“GDRs”) in Russia. This information is not intended to be and must not be publicly distributed in the Russian Federation and is not intended to and must not be sent to persons who are not qualified investors under Russian law. No shares or GDRs have been or will be registered in Russia or are intended for placement or public circulation in Russia.

These materials and information contained herein do not constitute an offer of securities and nothing herein shall be read or construed as constituting investment advice or recommendations.

Each of Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc are acting for the Company and no one else in connection with Admission and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc or for providing advice in relation to the contents of this announcement or any matters referred to herein.

The Offer is being made in reliance on, and in compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made for securities of a non-US company. The Offer is subject to disclosure requirements of the United Kingdom and these are different from those of the United States. Financial statements, if any, included in the documents relating to the Offer have been prepared in accordance with International Foreign Reporting Standards that may not be comparable to the financial statements of United States companies. The payment and settlement procedures with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New Evraz or any person acting on their behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing Securities other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

New Evraz is organised under the laws of England and Wales and Existing Evraz is organised under the laws of Luxembourg. Some or all of the officers and directors of New Evraz and Existing Evraz, respectively, are residents of countries other than the United States. In addition, most of the assets of New Evraz and Existing Evraz are located outside the United States. As a result, it may be difficult for US shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since New Evraz is located in a foreign country, and some or all of its officers and directors may be residents of foreign countries. US shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgement.

You should be aware that New Evraz may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated purchases.

In accordance with Rule 14e-5(b) of the Exchange Act, during the Offer Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc and certain of their respective affiliates may act as exempt principal traders in GDRs of Existing Evraz on the London Stock Exchange. These purchases may occur either in the open market or as privately negotiated transactions. No information about these purchases will be publicly disclosed unless required by applicable law, and if so required, information about these purchases will be disclosed to the extent and in the manner required by applicable law, and in the event of any such disclosures, such information will be also be made available in the United States in a manner that is comparable to the disclosure that is made in compliance with such legal requirements.